Exhibit 99.1

DANAHER REPORTS RECORD SECOND QUARTER 2010 RESULTS

WASHINGTON, D.C., July 22, 2010 — Danaher Corporation (NYSE:DHR) announced today that GAAP net earnings for the quarter ended July 2, 2010 were $372.5 million, or $0.55 per diluted share, a 25% increase as compared to GAAP net earnings per diluted share of $0.44 for the second quarter 2009. On a non-GAAP basis, which reflects the adjustments identified in the attached reconciliation schedule, 2010 second quarter adjusted net earnings were $378.8 million, or $0.56 per diluted share, a 40% increase over 2009 second quarter adjusted net earnings per diluted share of $0.40. Sales for the 2010 second quarter were $3.3 billion, 24% higher than the $2.7 billion reported for the 2009 second quarter. Core revenues increased 14% in the quarter compared to the second quarter of 2009.

GAAP net earnings for the first six months of 2010 were $672.7 million, or $1.00 per diluted share, compared with GAAP net earnings of $533.4 million, or $.80 per diluted share for the first six months of 2009. Sales for the first six months of 2010 were $6.4 billion compared to $5.3 billion for the first six months of 2009, an increase of 20.5%.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “Our commitment over the last several years to organic growth investments, including new product development and go-to-market initiatives, combined with an improving macro environment allowed us to deliver outstanding core growth in the quarter. The quality of the growth is evident in both our year-over-year earnings performance and core margin expansion. Our performance year-to-date combined with the continued strength we see across our businesses reinforces our confidence in our ability to deliver positive results for the remainder of 2010.”

Danaher will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website at www.danaher.com. A replay of the webcast can be accessed on the “Investors” section of Danaher’s website (under the subheading “Investor Events”) shortly after the conclusion of the presentation, and the webcast will remain available until the next quarterly earnings call. The conference call can be accessed by dialing 888-523-1245 in the US or 719-457-2714 outside the US a few minutes before the 8:00 a.m. EDT start and telling the operator that you are dialing in for Danaher’s investor conference call, access code 6884014. A replay of the conference call will be available shortly after the conclusion of the call and through July 27, 2010. You can access the replay by dialing 888-203-1112 within the U.S. or 719-457-0820 outside the U.S. with the access code 6884014. In addition, Danaher’s Quarterly Report on Form 10-Q and presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Earnings.”

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Danaher is a diversified technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Our portfolio of premier brands is among the most highly recognized in each of the markets we serve. Driven by a foundation provided by the Danaher Business System, our 47,000 associates serve customers in more than 125 countries and generated $11.2 billion of revenue in 2009. For more information please visit our website: www.danaher.com.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in the supplemental reconciliation schedule attached.

Statements in this release that are not strictly historical, including the statements regarding the macro-economic environment and expectations for the balance of 2010 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, the uncertainty in the economy and financial markets, the impact of our restructuring activities on our ability to grow, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, our ability to successfully identify, consummate and integrate appropriate acquisitions, contingent liabilities relating to acquisitions, risks relating to potential impairment of goodwill and other long-lived assets, currency exchange rates, our compliance with applicable laws and regulations and changes in applicable laws and regulations, tax audits and changes in our tax rate and income tax liabilities, litigation and other contingent liabilities including intellectual property and environmental matters, risks relating to product defects and recalls, the impact of our debt obligations on our operations, pension plan costs, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, legislative health care reform and other changes in health care industry, labor matters, our relationships with and the performance of our channel partners, risks relating to man-made and natural disasters, our ability to achieve projected cost reductions and growth, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2009 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the second quarter of 2010. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

To download a copy of the full earnings report, please go to www.danaher.com.

Please contact:

Matt R. McGrew

Vice President, Investor Relations

Danaher Corporation

2099 Pennsylvania Avenue

Washington, D.C. 20006

Telephone:	(202) 828-0850
Fax:	(202) 828-0860

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

($ and shares in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2010	July 3, 2009	July 2, 2010	July 3, 2009
Sales	$3,310,921	$2,673,609	$6,403,141	$5,301,353
Cost of sales	1,671,511	1,411,340	3,265,678	2,780,475

Gross profit	1,639,410	1,262,269	3,137,463	2,520,878

Operating costs and other:
Selling, general and administrative expenses	(907,910)	(759,823)	(1,785,365)	(1,517,318)
Research and development expenses	(197,650)	(158,500)	(384,882)	(319,395)

Operating profit	533,850	343,946	967,216	684,165

Interest expense	(29,551)	(31,329)	(60,225)	(55,386)
Interest income	1,039	1,126	2,592	1,791

Earnings before income taxes	505,338	313,743	909,583	630,570

Income taxes	(132,862)	(18,049)	(236,874)	(97,164)

Net earnings	$372,476	$295,694	$672,709	$533,406

Net earnings per share:
Basic	$0.57	$0.46	$1.03	$0.83

Diluted	$0.55	$0.44	$1.00	$0.80

Average common stock and common equivalent shares outstanding:
Basic	652,478	639,832	650,723	639,252
Diluted	682,338	669,080	681,230	668,020

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website

(www.danaher.com)

DANAHER CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

($ in 000’s except per share data)

	Three Months Ended			Six Months Ended
Adjusted Net Earnings	July 2, 2010	July 3, 2009	% Change	July 2, 2010	July 3, 2009	% Change

Net Earnings (GAAP)	$372,476	$295,694	26.0%	$672,709	$533,406	26.1%

Transaction costs associated with significant acquisitions ($8 million and $3.5 million pre-tax for the six months ended July 2, 2010 and July 3, 2009, respectively), and fair value adjustments to acquisition-related inventory and deferred revenue balances ($9 million and $38 million pre-tax for the three and six months ended July 2, 2010 and $3.0 million pre-tax for the three months and six months ended July 3, 2009) (“Acquisition Related Costs”)	6,331	4,820		34,894	4,820

Gains from net reduction in income tax reserves and other discrete tax items (“Discrete Income Tax Items”)	—	(60,500)		(4,027)	(60,500)

Restructuring charges in excess of amounts originally budgeted for the applicable period ($34 million pre-tax for both the three and six months ended July 3, 2009) (“Additional Restructurings”)	—	25,500		—	25,500

Adjusted Net Earnings (Non-GAAP)	$378,807	$265,514	42.7%	$703,576	$503,226	39.8%

Adjusted Diluted Net Earnings Per Share

Diluted Net Earnings Per Share (GAAP)	$0.55	$0.44	25.0%	$1.00	$0.80	25.0%

Acquisition Related Costs	0.01	0.01		0.05	0.01

Discrete Income Tax Items	—	(0.09)		(0.01)	(0.09)

Additional Restructurings	—	0.04		—	0.04

Adjusted Diluted Net Earnings Per Share (Non-GAAP)	$0.56	$0.40	40.0%	$1.04	$0.76	36.8%

Core Revenue Growth / Decline

Components of Sales Growth	Three Months Ended July 2, 2010 vs. Comparable 2009 Period
Core (non-GAAP)	14.0%
Acquisitions (non-GAAP)	11.0%
Impact of currency translation (non-GAAP)	-1.0%

Total Sales Growth/Decline (GAAP)	24.0%

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

We disclose the non-GAAP measures of adjusted net earnings and adjusted diluted net earnings per share, which refer to GAAP net earnings and GAAP diluted net earnings per share, respectively, excluding the items identified in the reconciliation schedule above. These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Management believes that these measures provide useful information to investors by reflecting additional ways of viewing aspects of Danaher’s operations that, when reconciled to the corresponding GAAP measures, help our investors to better understand the long-term profitability trends of our business, and facilitate easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from these measures because items of this nature and/or size occur with inconsistent frequency, for reasons that may be unrelated to Danaher’s commercial performance during the period and/or we believe are not indicative of Danaher’s ongoing operating costs or gains in a given period.

The Company estimates the tax effect of the items identified in the reconciliation schedule above by applying the Company’s overall estimated effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Core Revenue and Core Revenue Growth/Decline

We use the term “core revenue” or “sales from existing businesses” to refer to GAAP revenue excluding (1) sales from acquired businesses recorded prior to the first anniversary of the acquisition (“acquisition sales”), and (2) the impact of currency translation. The portion of GAAP revenue attributable to currency translation is calculated as the difference between (a) the period-to-period change in GAAP revenue (excluding acquisition sales) and (b) the period-to-period change in revenue (excluding acquisition sales) after applying current period foreign exchange rates to the prior year period. We use the term “core revenue growth/decline” to refer to the measure of comparing current period core revenue with the corresponding period of the prior year. These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Management believes that these measures provide useful information to investors by reflecting additional ways of viewing aspects of Danaher’s operations that, when reconciled to the corresponding GAAP measures, help our investors to better identify underlying growth trends in our business and facilitate easier comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of currency translation from these measures because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.